SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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INVESTMENT MANAGERS SERIES TRUST
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April 23, 2014

Dear Fellow Shareholder:

A few months ago, Bridgehampton Capital Management LLC (“BCM”) embarked on a banker-assisted search to deepen and expand the resources of the BCM team.  While I had a few key criteria in mind for a transaction, Charles Morgan, BCM’s Co-CIO and largest shareholder of the Bridgehampton Value Strategies Fund (the “Fund”), was singularly focused on finding a partner most likely to positively impact the performance of the Fund.  In the end, Charles and I agreed that the choice was easy.  In fact, we feel privileged to have had this choice available to us because of the quality of the firm identified and the myriad other ways in which this firm’s depth of resources can strengthen the BCM team.  I could not be happier with this opportunity.

Therefore, I am extremely pleased to inform you that Alex, Blake, Susan and I will be joining Tocqueville Asset Management LP (“TAM” or “Tocqueville”), which, upon approval by Fund shareholders of a reorganization of the Fund into a newly organized series of the Tocqueville Trust (the “Successor Fund”), will become the investment advisor of the Successor Fund and other assets currently managed by BCM.  I will be the sole portfolio manager of the Successor Fund, which will have the same investment objectives as the Fund.  The portfolio management effort will benefit from greater research, trading and operational resources.  I hope that you will agree that this is a very positive development for the Fund and its shareholders.

Tocqueville was founded in 1985 and operates as an employee-owned limited partnership.  It has grown steadily and now manages approximately $12 billion in assets with a staff of more than 100 people, the majority of whom are portfolio managers, research analysts and client service professionals. TAM is the investment advisor to the Tocqueville Trust family of six equity mutual funds.  In addition, Tocqueville provides both equity and fixed income investments to high net-worth families and individuals as well as to institutional clients.

TAM has a strong reputation as a Value-oriented firm with deep research and trading capabilities, and its products have minimal overlap with BCM core strategies (except our equity strategies, where TAM is very strong).  From my perspective, the most important benefit of the combination is that we have the ability to deepen and augment our research and trading proficiencies.  It is important to note that the investment philosophy and strategy which we employ in managing the Fund will not change, and TAM’s entrepreneurial but rigorous investing culture is a great fit for our own.

As discussed in the enclosed supplement to the Fund’s summary prospectus, prospectus and statement of additional information, the Board of Trustees of Investment Managers Series Trust has approved a proposal to reorganize the Fund into the Successor Fund.  The reorganization is intended to qualify as a tax-free transaction for federal income tax purposes.  Fund shareholders of record on May 5, 2014, should receive proxy materials prior to the end of May.  We anticipate a shareholder meeting being held on or about June 20, 2014, and further expect the transition from BCM to TAM to occur on or about June 27, 2014.  Although we believe it is in the best interest of shareholders to reorganize the Bridgehampton Value Strategies Fund into the Tocqueville Trust family of funds, we encourage you to study your proxy materials in order to make an informed decision and to vote your proxy accordingly prior to the shareholder meeting.  If you are viewing this letter on the internet, please click here to view the supplement to the Fund's summary prospectus, prospectus and statement of additional information.  You may also visit our website, www.bridgehamptonfunds.com, in the investor resources section to view the current prospectus including its supplement.

As always, please call me at any time with questions at 212.366.0554.  If unable to reach me, feel free to contact Susan at (susan@bridgehamptoncapital.com or 212.260.0108) or Blake at (blake@bridgehamptoncapital.com or 631.259.6742).

Sincerely,

Kenneth Lee

Managing Member

Bridgehampton Capital Management LLC

This communication may be deemed to be solicitation material in connection with the upcoming meeting of the shareholders of the Bridgehampton Value Strategies Fund series of Investment Managers Series Trust.  The Tocqueville Trust will be filing documents with the U.S. Securities and Exchange Commission (the "SEC”) in connection with the Bridgehampton Value Strategies Fund shareholder meeting, including the filing of a combined prospectus/proxy statement. SHAREHOLDERS ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT AND ACCOMPANYING PROXY CARD FOR THE BRIDGEHAMPTON FUND SHAREHOLDER MEETING WHEN THEY BECOME AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Shareholders may obtain these documents (when they are available) free of charge at the SEC's website, www.sec.gov, and at www.bridgehamptonfunds.com.  The final prospectus/proxy statement for the Bridgehampton Value Strategies Fund shareholder meeting will be mailed to shareholders of the Bridgehampton Value Strategies Fund.

Investment Managers Series Trust, its Board of Trustees and Bridgehampton Capital Management, LLC may be deemed to be participants in the solicitation of proxies from shareholders in connection with the upcoming Bridgehampton Value Strategies Fund shareholder meeting. Information concerning such participants and their direct or indirect interests, including their beneficial ownership in the Bridgehampton Value Strategies Fund, if any, will be available in the prospectus/proxy statement for the Bridgehampton Value Strategies Fund shareholder meeting.